DATED 7th January 2002

BARRETT LLOYD DAVIS ASSOCIATES

-to -

REGMA BIOTECHNOLOGIES LIMITED

ASSIGNMENT

relating to

Unit 21 17 Plaza 536 King's Road
London SW10 OSZ

ROCHMAN LANDAU

45 Mortimer Street
London W1W 8HJ
Tel: 020 7544 2424

Ref: PNF/NV/BAR.59/38250

THIS ASSIGNMENT is made the 7th day of January 2002

BETWEEN:

(1) BARRETT LLOYD DAVIS ASSOCIATES of Plaza 535 Kings Road London SW10 OSZ (hereinafter called. "the Assignor")

(2) REGMA BIOTECHNOLOGIES LIMITED (Company No. 3907225) whose registered office is at 11 Land Street Croydon CRO 1 SU (hereinafter called "the Assignee")

WHEREAS

1. By a lease (hereinafter called "the Lease") dated 15th May 2000 made between VERSTEEGH PLC of the one part and the Assignor of the other part ALL THAT leasehold premises situate on the second floor of Plaza 535 King's Road London SW10 OSZ and known as Unit 2.17 (hereinafter called "the Demised Premises") were demised to the said for a term of 3 years commencing on 15 th May 2000 at the yearly rent and subject to the lessee's covenants therein contained

2. The reversion to the Lease is still vested in the said Vesteegh plc and the Lease is still vested in the Assignor

3. The Assignor has agreed to assign the Demised Premises to the Assignee for the residue of the term created by the Lease in consideration of the covenant on the part of the Assignee hereinafter contained

NOW THIS DEED WITNESSETH

1. IN CONSIDERATION of the covenant on the part of the Assignee hereinafter contained the Assignor with Full Title Guarantee HEREBY ASSIGNS to the Assignee the Demised Premises TO HOLD the same unto the Assignee for all the residue of the term created by the Lease subject to the payment of the rent and to the lessee's covenants contained in the Lease

2. THE ASSIGNEE. hereby covenants with the Assignor by way of indemnity only that the Assignee and the persons deriving title under the Assignee will at all times hereafter observe and perform the terms and the covenants of the Lease and pay the rents and other monies reserved by the Lease and will keep the Assignor fully and effectually indemnified in respect of any future breach of the said covenants of the Lease

3. THE covenants which are set out in Sections 3 and 4 of the Law of Property (Miscellaneous Provisions) Act 1994 by virtue of the Assignor transferring the property with full title guarantee shall be limited so as not to extend to any breach of the terms of the Lease concerning the condition or the physical state of the Demised Premises

4. IT IS HEREBY CERTIFIED that the transaction hereby effected does not form part of a larger transaction or series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration exceeds L60,000

IN WITNESS whereof the parties hereto have executed this assignment as a deed the day and year first before written

SIGNED AS A DEED by PETER ROBIN HAMILTON BARRETT in the presence of:	) ) )	/s/ illegible /s/ illegible

SIGNED AS A DEED by DAVID LLOYD DAVIS in the presence of:	) )	/s/ David Lloyd Davis /s/ illegible

SIGNED AS A DEED by the said REGMA BIOTECHNOLOGIES LIMITED acting by a Director and Secretary or by two Directors	) )	/s/ C. Harlington Director /s/ illegible Director/Secretary